Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES PV-10 DATA DISCUSSED AT 6th EUROPEAN POST-CHICAGO MELANOMA/SKIN CANCER MEETING

Dr. Sanjiv Agarwala Presented PV-10 Phase 3 Study Design in Symposium on Current Clinical Trials

KNOXVILLE, TN, July 13, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced that data on PV-10 as a treatment for melanoma was presented June 30, 2016 at the 6th European Post-Chicago Melanoma/Skin Cancer Meeting in Munich, Germany.

Sanjiv Agarwala, MD, Professor of Medicine at Temple University, Chief, Oncology & Hematology at St. Luke’s Cancer Center in Bethlehem, Pennsylvania and Global Lead Investigator for the phase 3 study of PV-10 in locally advanced cutaneous melanoma (protocol PV-10-MM-31), participated in a symposium, “Current Clinical Trials I.” His presentation covered the status of clinical trials of leading oncolytic agents for the treatment of soft tissue and skin metastases, including the ongoing phase 3 study of PV-10 and the phase 1b study of PV-10 in combination with pembrolizumab (Keytruda®).

During his presentation, Dr. Agarwala noted that “systemic therapy is not always possible or appropriate” for patients with locally advanced disease, and that “local-regional control of soft tissue/skin metastases is clinically important.” Touching on six different types of oncolytic therapy, he highlighted key efficacy and safety data for PV-10 when used for direct ablation of dermal and soft tissue metastases, and noted that PV-10 is the only one currently being studied as both monotherapy and in the combination setting (with pembrolizumab). With regard to combination therapy, he noted that newer intralesional therapies like PV-10 are the “backbone for future combinations” since they are capable of producing a systemic anti-tumor immune response complementary to that of immune checkpoint inhibitors.

To view his presentation, please visit http://www.pvct.com/presentation/EuropeanPostChicago-2016.

For more information about the meeting visit: http://www.melanomaglobal2016.org/.

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About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals is investigating new therapies for the treatment of skin cancer, liver cancer and breast cancer. Provectus’ investigational oncology drug, PV-10, is an ablative immunotherapy under investigation in solid tumor cancers. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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